EXHIBIT 10.16
October 8, 1997

Mr. Terry Kremian
1604 145th Place S.E.
Millcreek, WA 58012

Dear Terry:

It is a pleasure to offer you the position of Vice President-Sales and Marketing for Illuminet beginning no later than December 1, 1997. Your starting salary will be $145,000 and you will be eligible for an annual bonus of up to 40% of your salary depending upon attainment of a combination of corporate and individual performance objectives. A copy of the short-term bonus plan is attached.

You will receive a bonus of $25,000 upon joining the company and, it approved by the Board of Directors, will be eligible for a long-term stock option program for officers and directors. This program will be presented for approval by the Board of Directors in late October. I anticipate the initial grant to be approximately 20,000 shares.

The company will provide up to $800.00 per month for a 1 bedroom furnished apartment in Olympia to assist you in your relocation. The apartment will be provided for up to 9 months. The company will also reimburse you for reasonable relocation expenses to cover the sale of your home, the purchase of a new home and transportation of household goods. As we discussed, your relocation package will not include reimbursement for any loss on the sale of your existing home.

If you are terminated, except for cause, within a two year period from your date of hire, you will be given a separation payment equal to 6 months of your base salary.

I'm looking forward to working with you and to your contribution to the growth of Illuminet.

Please acknowledge the acceptance of this offer by signing and returning one copy of this letter to me.

Sincerely,
/s/ Roger H. Moore
Roger H. Moore
President & CEO

RHM:cm
Enclosures

I acknowledge and accept this offer.
                                                 /s/ F. Terry Kremian
                                                        Terry Kremian